Exhibit 99.1
CONTACT:
LifePoint Hospitals, Inc.
Penny L. Brake
Vice President of Finance
615-372-8532
LIFEPOINT HOSPITALS ANNOUNCES 10B5-1 PLAN
BRENTWOOD, Tennessee—(BUSINESS WIRE)—June 17, 2011— LifePoint Hospitals, Inc. (NASDAQ: LPNT) announced today that, on June 15, 2011, the Company entered into a trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, (the “Act”) to facilitate repurchases of its common stock (the “Plan”) during its blackout period, which period commenced at the close of market on June 15, 2011, if price targets in the Plan are met while the Plan is in place. The Plan became effective on June 16, 2011, and will expire on August 2, 2011, unless terminated earlier in accordance with its terms.
     The Company does not retain or exercise any discretion over purchases of common stock under the Plan. Because repurchases under the Plan, if any, are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases at all pursuant to the Plan.
The Plan was adopted pursuant to the $150 million share repurchase program announced by the Company on September 15, 2010 (the “Repurchase Authorization”). Pursuant to the Repurchase Authorization, the Company may repurchase shares authorized under its stock repurchase program, if at all, through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18 of the Act.
About LifePoint Hospitals
LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 52 hospital campuses in 17 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.